EXHIBIT 23.2


                        [Letterhead of Dixon Hughes PLLC]


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
First South Bancorp, Inc.
Washington, North Carolina

We consent to the incorporation by reference in the registration statement (No. 333-49759 and No. 333-104144) on Form S-8 of First South Bancorp, Inc. and Subsidiary of our reports dated March 7, 2006, with respect to the consolidated financial statements of First South Bancorp, Inc. and Subsidiary, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in First South Bancorp, Inc.'s 2005 Annual Report on Form 10-K.


/s/ Dixon Hughes PLLC
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Sanford, North Carolina
March 15, 2006